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                                                                    EXHIBIT (12)

               THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                        (All dollar amounts in millions)

                                                  Year Ended December 31
                                      -----------------------------------------------
                                        1995      1994      1993      1992      1991
                                      -------   -------   -------   -------   -------
Earnings:
  The Mead Corporation earnings
   from continuing operations
   before income taxes                $ 487.7   $  52.4   $ 135.0   $  15.8   $  64.3
  Mead's share of earnings (loss) of
   investees before income taxes         63.4      95.7      30.3       9.4     (31.1)
  Interest and debt expense              86.0     113.4     107.5     116.0     137.4
  Amortization of capitalized interest:
    The Mead Corporation                  4.5       4.6       6.5       4.9       4.9
    Mead's share of investees              .7       1.3       1.4       1.5       1.6
  Portion of rental payments deemed
   to be interest                        16.9      18.0      16.5      17.3      16.4
                                      -------   -------   -------   -------   -------
                                      $ 659.2   $ 285.4   $ 297.2   $ 164.9   $ 193.5
                                      =======   =======   =======   =======   =======

Combined fixed charges:
  Interest and debt expense:
    The Mead Corporation              $  69.4   $ 101.1   $  94.6   $  99.5   $  112.9
    Mead's share of investees            16.6      12.3      12.9      16.5       24.5
                                      -------   -------   -------   -------   --------
                                         86.0     113.4     107.5     116.0      137.4
                                      -------   -------   -------   -------   --------

Capitalized interest -
    The Mead Corporation                  2.0       5.7       2.6       2.3        4.5
                                      -------   -------   -------   -------   --------

Portion of rental payments deemed
 to be interest:
  The Mead Corporation                   16.4      17.6      16.2      17.3       16.3
  Mead's share of investees                .5        .4        .3                   .1
                                      -------   -------   -------   -------   --------
                                         16.9      18.0      16.5      17.3       16.4
                                      -------   -------   -------   -------   --------

                                      $ 104.9   $ 137.1   $ 126.6   $ 135.6   $  158.3
                                      =======   =======   =======   =======   ========

Ratio of earnings to fixed charges        6.3       2.1       2.3       1.2        1.2
                                      =======   =======   =======   =======   ========

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